Exhibit 99.1

Contact:	Donald H. Anderson, President/CEO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TRANSMONTAIGNE INC. DISCUSSES REFINED PRODUCT PRICE DISPARITIES AND
ANNOUNCES CONFERENCE CALL

Thursday, October 6, 2005	Immediate Release

Denver, Colorado— TransMontaigne Inc. (NYSE:TMG) today announced that it is continuing to witness substantial price disparities and market disruptions in the wholesale products market that previously have been reported in various news sources, including the Oil Price Information Service (OPIS) and The Wall Street Journal.  During September and October 2005, the major refiners have priced their branded products substantially below the price at which they are offering unbranded products in the wholesale market. The price of unbranded product in the wholesale market generally reflects the cost of product at the tailgate of the refinery adjusted for the cost of transportation to the wholesale market.

OPIS—September 26, 2005

“Major oil companies are not passing through the full cost of Gulf Coast product to downstream supply points.  The result is two tiers of pricing, one for branded customers, another for unbranded.  The difference is staggering with some unbranded marketers paying 30 cents more for fuel than their branded counterparts. Branded and unbranded marketers face product shortages and allocations, but the restrictions are much more severe for unbranded accounts.  Some have been shut off completely by suppliers so [they] have no choice but to buy expensive spot replacement barrels or let their systems run dry… Major oil companies have been reluctant to pass along the full throttle of spot replacement costs wanting to avoid the specter of price gouging.  So they can use their own refinery supply and downstream earnings to subsidize lower-priced branded rack prices.”

Wall Street Journal—October 1, 2005

“In essence, these giants [the major refiners] are using robust refining margins to challenge their competition.  [T]he move is both helping big oil companies deflect political flak amid record profits and putting considerable pressure on their competition, especially big-box retailers and economy gasoline chains.”

On September 7, 2005, nine days after Hurricane Katrina, TransMontaigne informed certain contracted customers at its Southeast facilities that it temporarily suspended the sale of unbranded product to them under contracts with OPIS indexes during the price disparities because the OPIS indexes include the significantly lower branded product prices in the wholesale market.  As a result of the unexpected price disparities, the OPIS indexes do not currently reflect normal markets or either party’s expectations at the time those indexes were selected as benchmarks.  TransMontaigne historically sold approximately 80,000 barrels per day of unbranded product at its Southeast facilities under contracts with OPIS indexes and is currently delivering approximately 45,000 barrels per day under contracts with interim pricing provisions.

According to the National Association of Convenience Stores, the United States Congress’ Gas Price Task Force has asked the Federal Trade Commission for its explanation of these price disparities.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address: • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaigne.com

“For nine days following Hurricane Katrina, we sold product at our Southeast facilities to our customers under contracts with OPIS indexes in the face of the price disparities and disruptions in the wholesale product market,” said William S. Dickey, Chief Operating Officer.  “When we saw those price disparities and disruptions continuing, we had to evaluate our options.  We concluded that we could not sell our inventory below its replacement cost, which could be illegal in many states, and we did not want to suspend sales altogether, which would harm both wholesale marketers and retail customers.  As a result, we informed our customers that we would sell unbranded product to them to the extent we had product available at prices based on our replacement costs,” Mr. Dickey said.  “When these price disparities and market disruptions cease to exist, TransMontaigne will resume selling unbranded product under existing contractual provisions.”

The price disparities and market disruptions have not had a similar effect on TransMontaigne’s marketing and distribution activities at its Florida facilities.  TransMontaigne currently sells approximately 55,000 barrels per day of unbranded product at its Florida facilities under contracts with OPIS indexes.  TransMontaigne continues to sell unbranded product to its contract customers at its Florida facilities under contracts with OPIS indexes as those contracts currently do not result in the sale of product below the Company’s replacement cost.

“Fortunately, our terminals did not suffer significant damage from the hurricanes,” said Donald H. Anderson, Chief Executive Officer. “We anticipate that the current price disparities and market disruption caused by Hurricanes Katrina and Rita will be short lived due to the impending arrival of foreign supply and the return of normal operations at domestic refineries.”

“For the nine days following Hurricane Katrina when we were selling unbranded product to our contract customers at our Southeast facilities under OPIS indexes, we experienced an unfavorable impact on our marketing margins, which will negatively affect our reported results for the quarter ended September 30, 2005,” said Randall J. Larson, Chief Financial Officer.  “We believe that our accomplishments over the last year, which have lowered our debt levels and improved our liquidity, have put TransMontaigne in a financial position to cope with these price disparities and disruptions in the wholesale product markets. At June 30, 2005, TransMontaigne had net working capital of approximately $320 million and common stockholders’ equity in excess of $326 million.”

CONFERENCE CALL

TransMontaigne Inc. also announced that it has scheduled a conference call for Monday, October 10, 2005 at 3:00 p.m. (MDT) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation by accessing the call as follows:

(800) 230-1096

Ask for:

TransMontaigne

A playback of the conference call will be available from 6:30 p.m. (MDT) on Monday, October 10, 2005 until 11:59 p.m. (MDT) on Monday, October 17, 2005 by calling:

USA:  800-475-6701

International:  320-365-3844

Access Code:   799295

TransMontaigne Inc. is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company’s principal activities consist of (i) terminal and tug and barge operations, (ii) marketing and distribution, (iii) supply chain management services and (iv) operating its consolidated subsidiary, TransMontaigne Partners L.P. (NYSE:TLP), a publicly traded master limited partnership that engages in refined petroleum products terminal and pipeline operations.  The Company’s customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products.  Corporate news and additional information about TransMontaigne Inc. is available on the Company’s web site: www.transmontaigne.com

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward- looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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